Exhibit 99.1

  ZOLL Medical Exercises Option to Acquire Business of Lifecor, Inc.

    CHELMSFORD, Mass.--(BUSINESS WIRE)--March 22, 2006--ZOLL Medical Corporation (Nasdaq:ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that it had exercised its option to acquire the assets of Lifecor, Inc., a privately owned medical equipment company that designs, manufactures and markets a wearable external defibrillator system. In March 2004, ZOLL entered into a license agreement with Lifecor, under which ZOLL acquired exclusive marketing and distribution rights to Lifecor's technology for in-hospital use, and acquired an option to purchase the remainder of Lifecor's assets.
    At the closing of the acquisition, expected to take place in April 2006, ZOLL will acquire Lifecor's assets and business. ZOLL will also assume Lifecor's outstanding debt of approximately $5.8 million (plus an additional $3.0 million owed to ZOLL), and certain stated liabilities of approximately $1.3 million. Additional consideration will be in the form of earn-out payments to Lifecor based upon future revenue growth of the acquired business over a five-year period.
    The principal acquisition agreements between ZOLL and Lifecor were filed by ZOLL with the Securities and Exchange Commission on September 20, 2005 as exhibits to a current report on Form 8-K.
    Richard A. Packer, ZOLL's President and Chief Executive Officer, commented that "There have been a number of favorable developments with respect to the business of Lifecor since ZOLL acquired the option to purchase the business in March 2004, including good revenue growth, greater reimbursement coverage, and the achievement of break-even operating results. ZOLL's exercise of the option allows us to acquire a business that fits well with our core technology, and offers significant opportunity for profitable growth."

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.
    ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.
    Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, ZOLL's ability to compete; acceptance of its resuscitation products; changes in regulations affecting the healthcare industry; general economic conditions; and those other factors discussed in the section entitled "Risk Factors" in ZOLL's Quarterly Report on Form 10-Q, which was filed with the SEC on February 10, 2006.
    (C) 2006 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. ZOLL is a registered trademark of ZOLL Medical Corporation. All product names are the property of their respective owners.

    CONTACT: Investor Contact:
             ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
                 or
             Media Contact:
             ZOLL Medical Corporation
             Robert Minicucci, 978-421-9832
             rminicucci@zoll.com